EXHIBIT 99.1

Blüm Subsidiary Unrivaled Files Suit Against Bernard Steimann, Dan Troup, and Troup Construction for Theft

SANTA ANA, Calif., March 6, 2024 (GLOBE NEWSWIRE) – Blüm Holdings, Inc. (OTCQB: BLMH) (“Company,” “we” or “us”), a cannabis company with operations throughout California, announced today that its subsidiary, Unrivaled Brands, Inc. (“Unrivaled”), filed a civil complaint against Bernard Steimann, Daniel Troup, and Troup Construction for civil theft, conversion, and declaratory relief arising from the alleged theft of Blüm’s signage at approximately 5:30 a.m. the morning of January 18th from the Blüm Santa Ana store. A police report, a copy of which was attached to the complaint, was filed on January 31st for “Grand Theft from Building $950 or more.”

The complaint alleges that Steimann was upset that Blüm Santa Ana was recently rebranded to “Blüm” from “People’s,” a brand in which Steimann holds an interest, and conspired with Daniel Troup to steal commercial signs from the Blüm Santa Ana cannabis dispensary.

The complaint details Unrivaled’s reputational concerns about continuing to be associated with People’s California, LLC (“People’s California”) and its founders reading in part, “Unrivaled management has received inquiries questioning its association with the People’s brand. Unrivaled is aware that People’s California released a social media video depicting People’s California’s founder and majority owner, Bernard Steimann destroying a field of cannabis plants using a People’s-branded off-road truck. The actions depicted in the video were antithetical to Unrivaled’s outlook toward cannabis, and Unrivaled is informed and believed that the video was not well received in the cannabis community. While the video may have been looked down upon by some in the cannabis community, Unrivaled also became aware of public court filings alleging that Mr. Steimann had engaged in conduct that would be considered despicable in any community. Unrivaled determined that it cannot be associated with people who engage in, or are accused of engaging in, such conduct.”

CEO Sabas Carrillo stated, “Management had made the business decision to rebrand the retail location to ’Blüm’ from ’People’s’ in order to align the Company with a brand and image that represents our culture and values; from the way we conduct ourselves in business to the standards to which we hold ourselves in our personal affairs. We as an industry, as a company, as a team, and as individuals aspire to be better and “Blüm” has always stood for that in the cannabis industry. We feel it is important to distance ourselves from the People’s brand at this time.”

On Tuesday February 28th Blüm Santa Ana obtained a Temporary Restraining Order against New Patriot Holdings, Inc., (“New Patriot”) to stop New Patriot from interfering with Blüm Santa Ana’s parking. New Patriot is an affiliate entity of People’s California originally incorporated by Mr. Steimann and owned at least in part by Jay Yadon. Deron Colby of Janus Capital Law Group appeared on behalf of New Patriot in that matter. In other matters, Mr. Colby is counsel to Medalist Diversified REIT, Inc.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@unrivaledbrands.com

678-570-6791